SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 19, 2007

Gateway Financial Holdings, Inc.

North Carolina	000-33223	56-2264354
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1580 Laskin Road, Virginia Beach, Virginia	23451
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number:  (757) 422-4055
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 —Unregistered Sales of Equity Securities

On December 19, 2007, Gateway Financial Holdings, Inc. (the “Corporation”), sold 23,266 shares of Class A Non-Cumulative Perpetual Preferred Stock with a liquidation value of $1,000.00 per share.  Gross proceeds from the private placement were $23,266,000.  The shares of preferred stock were sold solely to accredited investors in a transaction that was exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.  The Corporation intends to pay quarterly non-cumulative cash distributions on the preferred stock at an annual rate equal to 8.75% beginning on January 1, 2008.  The Corporation may redeem all or some of the preferred stock at any time, and for any reason, after January 1, 2009.

“In this challenging environment for financial institutions, it is a testament to our board and management’s hard work and our investors’ faith in our ability to execute our business strategy that we were able to raise so much capital and do it all in less than six weeks,” said D. Ben Berry, the Corporation’s Chairman, President and CEO.  “This additional capital will allow our Company to continue the disciplined growth that our shareholders and customers have come to expect from Gateway.”

The Corporation is the holding company for Gateway Bank & Trust Co., a regional community bank with a total of thirty-two full-service financial centers -- nineteen in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Suffolk, Norfolk and Emporia; and thirteen in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Raleigh (2), Moyock, Nags Head, Plymouth, Roper, and Wilmington, in addition to a private banking center in Raleigh.  The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Bank Mortgage, Inc. subsidiary. Visit the Bank’s web site at www.gatewaybankandtrust.com.

The Common Stock of the Gateway Financial Holdings is traded on the Nasdaq Global Market under the symbol GBTS.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Gateway Financial Holdings, Inc.

By: /s/ Theodore L. Salter
     Theodore L. Salter
       Senior Executive Vice President
     and Chief Financial Officer

Date:    December 19, 2007